Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168227

DIREXION SHARES ETF TRUST II

Direxion Daily Gold Bull 3X Shares (BAR)

Direxion Daily Gold Bear 3X Shares (BARS)

Direxion Daily Japanese Yen Bull 3X Shares (YEN)

Direxion Daily Japanese Yen Bear 3X Shares (YENS)

Supplement dated December 19, 2014

to Prospectus dated October 31, 2014

Shares of the Direxion Daily Gold Bear 3X Shares (“BARS”) will cease trading on the NYSE Arca, Inc. (“NYSE”) and will be closed to purchase by investors as of the close of regular trading on the NYSE on December 26, 2014. The Direxion Daily Japanese Yen Bull 3X Shares (“YEN”) and the Direxion Daily Japanese Yen Bear 3X Shares (“YENS”)(each a “Fund” and collectively with BARS, the “Funds”) were never listed on NYSE.

On December 29, 2014 Direxion Shares ETF Trust II will remove from registration all of the securities of BARS, YEN, and YENS. At such time all references to the Funds, along with the specific disclosures relating to a Fund, shall be removed from the Prospectus.

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For more information, please contact Direxion Asset Management, LLC at (866) 476-7523.

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of the Direxion Shares ETF Trust II dated October 31, 2014. Please read it and keep it with your Prospectus for future reference.